EXHIBIT 10.27
                                                                   -------------

February 3, 2000


CDKnet, Inc.
250 West 57th St., Suite 1101
New York, NY  10019

Gentlemen:

         This letter will set forth certain terms and conditions of the agreement in principle between Young & Rubicam Inc. ("Y&R") and CDKNet, Inc. ("Company"), relating to the proposed alliance between Y&R and Company (the "Transaction") pursuant to the terms described in Annex A attached to this letter (which shall be non-binding upon the parties, except as specifically set forth herein).

         We and our legal advisors are prepared to move forward immediately to draft the definitive documentation for the Transaction as promptly as possible.

         1. Terms: The Transaction would be consummated on the terms and subject to the conditions set forth in Annex A attached hereto.

         2. Definitive Agreements, Confirmatory Due Diligence. Our proposal is subject to completion of both parties' confirmatory due diligence and the good faith negotiation and execution of definitive documentation, satisfactory to Company and Y&R, containing customary representations, warranties, covenants and conditions for agreements of such type, including, without limitation, any necessary consents required by either party (which will be identified in the definitive documentation). As it relates to a potential investment by Y&R, we believe such confirmatory due diligence would primarily include financial, accounting and tax due diligence, legal due diligence and business due diligence. As it relates to all other matters discussed in Annex A, due diligence activities are limited to previous discussions and activities, and no further confirmatory due diligence activities will take place.

         3. Confidentiality. No public disclosure of this letter agreement or the proposed Transaction shall be made except upon the mutual agreement of Y&R and Company or as required by applicable law. If either party determines it is legally obligated to make such disclosure, the text of any such disclosure shall be mutually agreed by the parties prior to public disclosure, but in no event shall be unreasonably delayed or withheld by the non-disclosure party.

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         4.      Enforceability; Termination. This letter agreement is not
                 intended to constitute a binding and enforceable contract (except for the provisions set forth in paragraph 3 and this paragraph 4, which are intended to be binding obligations of the parties hereto and shall survive any termination of this letter agreement), except that, effective immediately, both parties will begin working with each other according to the terms reflected in Annex A, with the full intent of creating a binding contract in accordance with those terms as soon as possible. The other provisions of this letter agreement constitute merely a statement of our current mutual intentions with respect to the Transaction and do not contain all of the matters upon which agreement must be reached in order for either (x) party to be legally obligated to consummate the Transaction or (y) the Transaction to be consummated. To the extent intended to be binding, this letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement may be executed in one or more counterparts each of which shall constitute but one and the same letter agreement. Each of Company and Y&R shall bear its own expenses in connection with the Transaction contemplated by this letter agreement. Paragraph 3 and this paragraph 4 constitute the entire agreement between Company and Y&R with respect to the matters contemplated by this letter agreement and no prior negotiation, understanding, arrangement or course of dealing or performance shall be of any effect.

         If the foregoing is in accordance with your understanding, please sign, date and return a copy hereof to facsimile number 212-210-5454, attention Mark
T. McEnroe, whereupon this letter shall constitute (x) a binding agreement with respect to the matters set forth in paragraphs 3 and 4 above, and (y) a non-binding agreement as to the remainder of the matters set forth herein and in Annex A hereto.

Very truly yours,

Young & Rubicam Inc.




By:
     ------------------------------------
     NAME:
     TITLE:

Agreed to this        day of February 2000
              --------

CDKNet, Inc.


By:
     ------------------------------------
     NAME:
     TITLE:

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                                                                         ANNEX A
                                                           Strictly Confidential

                       PROPOSED TERMS FOR AN INVESTMENT IN
                        VALUEFLASH. COM, INC. BY Y&R INC.
                        ---------------------------------

INVESTMENT TARGET: Up to 10% of the total capitalization of ValueFlash.com Inc. ("VF"), to be held in founders Common Stock.


INVESTOR Y&R Inc. ("Y&R"); however, relationship to be managed through WCJ.

AMOUNT PAYABLE:  Cash at closing based on a pre-money valuation of $50 million for founder's Common Stock. In consideration for the opportunity to invest in founder's Common Stock, Y&R agrees to present revenue opportunities to the JV at defined below targeted to be $15 million over the first two years of the JV, with $5 million targeted to be presented during the first twelve months, and $10 million targeted to be presented during the second twelve months of the JV. To the extent that such target revenues are achieved by Y&R, then Y&R will receive additional equity in the form of warrants, as follows:

                 o Y&R will receive warrants to purchase up to an additional 5% of VP ownership at a price of $2 per share. The percent of ownership which Y&R will earn the right to purchase at $2 per share, up to an additional 5%, will be in proportion to the percentage of the targeted revenue achieved during the first twelve months of JV operation. Such warrants vest as revenues are recognized.

                 o Y&R will receive warrants to purchase up to an additional 5% of VF ownership at a fair market value price to be determined on April 1, 2001. The percent of ownership which Y&R will earn the right to purchase at this price per share, up to an additional 5%, will be in proportion to the percentage of the targeted revenue achieved during the second twelve months of JV operations. Such warrants vest as revenues are recognized.

                 o In the event of an IPO during the first 24 months of operations, VF, at their sole discretion, may elect to vest any unvested warrants referenced above based on anticipated achievement of targeted revenue. In this case, the price of the warrants otherwise to be determine on April 1, 2001, will be the IOP offering price.

JOINT VENTURE    Y&R and VF form a joint venture partnership (the "JV"). The JV is a shell entity created (a) for accounting purposes, to capture the

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                 revenue opportunities identified and delivered by Y&R to VF and
                 (b) as a communications tool to describe the new working relationship. In the absence of creating a legal entity, Y&R will subcontract to VF in such a way that the same economic effect is achieved as would be in the JV structure.

JOINT VENTURE
OWNERSHIP        Y&R owns 51% of the JV; VF owns 49% of the JV.

JV OPERATIONS    (1) The JV will report 100% of the revenue delivered by Y&R to
                 VF from existing Y&R clients; or from revenue opportunities identified and cultivated by Y&R from new clients
                 (collectively, the "Venture Revenues"). Venture Revenues include all revenue-generating activities related to the Vflash product, including advertising revenue from banner ads, hosting fees, e-commerce commissions, revenues/commissions from link functionality, and revenues related to set-up and production of the client's Vflash module. Revenues generated by Y&R related to VF services (e.g., consulting, campaign design and management, etc.) which are serviced by Y&R employees will be recognized within Y&R, and will not be reported by the JV.

                 (2) After the first 24 months of a particular client engagement, all recurring revenues (e.g., hosting fees and other such revenue streams where Y&R no longer plays an active role) will be reported 100% directly to VF, and will not pass through the JV structure.

                 (3) The JV will report the payment of a license fee to VF in consideration for the services provided by VF to the Y&R client. Such license fee will be determined on a project-by-project basis; however, it is understood and agreed by Y&R and VF that the target license fee for each project is equal to 80% of revenues, and further understood that such license fee will not exceed 90%, nor fall below 70%. To the extent Y&R overachieves the targeted revenue amounts in any 12 month period, the license fee related to any revenues in excess of the targeted amount will be 70%.

                 (4) The target EBIT margin for the JV is 20%, and Y&R and VF agree to make best efforts to work on a mix of projects to deliver the target EBIT margin as measured on a calendar quarterly basis.

                 (5) [Tax status TBD] Y&R and VF will split the post-EBIT profit in accordance with the JV ownership percentages.

JV
RESPONSIBILITIES (1) Y&R will control the client relationships for all
                 JV clients.

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                 (2) VF will elect whether or not to participate in each project brought to the JV by Y&R. If VF elects not to participate, a mutually-agreed revenue amount will be assigned to that opportunity, and applied against the Y&R revenue target.

                 (3) When Y&R offers a project and VF elects to participate, the parties will agree on a scope of work for that project, a price to be quoted to the client and a license fee to be reported from the JV to VF in consideration for services provided by VF on that project. In the absence of an agreement to the contrary, the license fee to VF will be 80% of the revenues reported by the JV related to the project.

                 (4) Y&R is responsible for delivering the revenues to the JV driven by the price set jointly by Y&R and VF AND AGREED TO BY THE LCIENT. Any shortfalls from the client, for whatever reason, must be cured by Y&R.

                 (5) Y&R is responsible for the collection of payment from the client, and for the payment of the license fee to VF. Y&R bears the full client credit risk.

                 (6) VF is responsible for delivering the services contemplated in the scope of work, with reasonable quality in a reasonable timeframe, in consideration of the JV license fee. VF will bare sole responsibility for the cost of delivering those services, except to the extent that Y&R agrees to an increase in the license fee based on a change in client requirements or other changes ins cope, or a mutually agreed upon change in the client deliverable, or other cost overruns which VF identifies and Y&R agrees to fund.

NON-EXCLUSIVITY  (1) Y&R will elect to identify and deliver projects to VF at
                 Y&R's sole discretion. Y&R may elect to employ the services of other companies with capabilities similar to VF.

                 (2) VF will elect to accept projects identified and delivered by Y&R at VF's sole discretion. VF may elect to accept projects from other companies with capabilities similar to Y&R.

Y&R SHAREHOLDER'S
RIGHTS For as long as Y&R holds it's investment in VF, Y&R will, at a minimum, have observer status on the VF Board of Directors, and be entitled to receive all communications, including financial reviews, given to Board Members.

                 In the event of an IPO by VF, Y&R will have on-demand


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                 registration rights, either beginning 180 days subsequent to the IPO closing date, or beginning earlier if such earlier rights are granted to other shareholders.

                 For the duration of the JV, Y&R will have the right to use the VF product and hosting for internal use and client demonstrations at no charge; any production costs related to particular applications would be chargeable to Y&R by VF at standard rates.

DURATION OF JV   As noted previously, there is no obligation for either Y&R or
                 VF to work together on projects through the JV. In the absence of other events, the JV will last in perpetuity, but for a minimum of two years from the date of this agreement.

REPS, WARRANTIES
& COVENANTS      Customary representations, warranties, covenants, indemnities and closing conditions for investment transactions.

CONDITIONS       No further conditions need to be met for the operational
                 aspects of this agreement to be enforced. Satisfactory due diligence, Y&R and VF Board approval and documentation satisfactory to both parties will be required related to an investment by Y&R in VF.

CLOSING The operating terms of this agreement are in effect immediately. The investment decision and related closing will take place as soon as possible.

TRANSACTION
EXPENSES Each party to bear its own costs and expenses in connection with the proposed transaction.

BINDING NATURE   Any investment decision is subject to financial and legal due diligence. All other operating aspects of this agreement are hereby considered binding by both parties, to be documented by a binding legal contact as soon as possible.


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